Exhibit 99.1

Contact:

Audra Burke

(303) 218-5455

Carrier Access Announces Preliminary Fourth Quarter 2006 Revenue and Earnings Estimates

BOULDER, Colo.—(MARKET WIRE)—January 3, 2007—Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, announced preliminary revenue and earnings estimates for the fourth quarter ending December 31, 2006. Based upon preliminary, unaudited results, revenue for the quarter is expected to range from $12.3 million to $12.5 million. GAAP loss per share for the quarter, assuming dilution, is expected to range from $(0.24) to $(0.28). Non-GAAP loss per share for the fourth quarter of 2006, assuming dilution, is expected to range from $(0.21) to $(0.25). Non-GAAP loss per share for the fourth quarter of 2006 excludes the effect of stock compensation expense resulting from the application of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS 123R"), and amortization expense for certain intangible assets. SFAS 123R was adopted on a modified prospective basis effective January 1, 2006. See the table below for the reconciliation between GAAP and non-GAAP earnings per share estimates.

Carrier Access chief executive officer Roger Koenig stated, "This quarter we experienced lower than expected fourth quarter orders from wireless and OEM customers. Although we are disappointed in our preliminary financial results for the fourth quarter 2006, we believe our technology and market position within our customer base is strong and we expect the softness we experienced in the fourth quarter to be short term. We continue to believe that our investments in research and development combined with our growing customer and technology base will allow us to provide growth in 2007. We see increasing product demand for the convergence of media data in wireless and VoIP access networks.”

Carrier Access will hold a conference call on February 6, 2007 at 4:30 p.m. ET to review fourth quarter results. The call is open to the public. Those who wish to participate should dial 703-639-1108, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access Fourth Quarter 2006 Earnings Call. The conference call will be available live via the Internet by accessing the Carrier Access web site at http://www.carrieraccess.com under the Investor Relations section. An online replay of the conference call, as well as the text of the Company's earnings release, will also be available on the Investor Relations site at http://www.carrieraccess.com.

Carrier Access will be presenting at the Needham Technology Growth Conference in New York City on January 10, 2007 at 9:00 a.m. This presentation will be webcast and can be accessed at http://www.carrieraccess.com under the Investor Relations section.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access' technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our preliminary fourth quarter financial results, the effect of our investment in research and development, our growth prospects in wireless and converged access and sales of our products. These statements are subject to risks and uncertainties, including potential discrepancies between management’s current estimates and the final operating results for the fourth quarter, 2006 and risks as to subsequent adjustments to preliminary estimates of financial results for the fourth quarter 2006. Our estimates of revenues and earnings per share disclosed in this release for the quarter ended December 31, 2006 are unaudited and subject to change. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEM's and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the three, six and nine months ended March 31, 2006, June 30, 2006, and September 30, 2006, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Information

This release includes non-GAAP earnings per share data, which excludes the effect of stock compensation expense for employee stock options associated with the application of SFAS 123R, which Carrier Access adopted effective January 1, 2006 and amortization expense for certain intangible assets. This measure is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Carrier Access believes that the presentation of the non-GAAP measure, when shown in conjunction with the corresponding GAAP measure, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. In particular, as Carrier Access applies SFAS 123R, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS 123R are reflected in its results of operations. The presentation of the non-GAAP measure permits both investors and management to more readily compare past results, which do not include the impact of SFAS 123R, with future results, and to better understand Carrier Access' performance over the periods presented. The non-GAAP results are an indicator of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of evaluating performance against internal budgets and in making operational decisions. In addition, these non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the table below.

Reconciliation of GAAP earnings per share estimate to Non-GAAP earnings per share estimate

(Unaudited)
	Fourth Quarter 2006
	Low	High
Estimated GAAP loss per common share, assuming dilution	$(0.28)	$(0.24)
Add:
Estimated stock compensation expense under SFAS 123R	0.02	0.02
Add:
Estimated amortization of intangibles	0.01	0.01

Estimated non-GAAP loss per common share, assuming dilution	$(0.25)	$(0.21)